Exhibit (a)(1)(D)

U.S. OFFER TO PURCHASE FOR CASH

All Outstanding Common Shares and

All Outstanding American Depositary Shares, each representing two Common Shares,

of

Calliditas Therapeutics AB

at

SEK 208 per Common Share or SEK 416 per ADS

by

Asahi Kasei Corporation

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., EASTERN TIME, ON AUGUST 30, 2024 (THE “EXPIRATION TIME”), UNLESS THE U.S. OFFER IS EXTENDED OR EARLIER TERMINATED.

July 18, 2024

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Asahi Kasei Corporation, a Japanese corporation (“Buyer”), to act as Information Agent in connection with Buyer’s offer to purchase:

(i)    all of the outstanding common shares, quota value SEK 0.04 per share (the “Shares”), held by U.S. Persons, and

(ii)    all of the outstanding American Depositary Shares, each representing one Share (the “ADSs” and, together with the Shares, the “Offer Securities”), whether or not held by U.S. Persons,

of Calliditas Therapeutics AB, a company incorporated under the laws of Sweden (“Calliditas” or the “Company”), at a purchase price of (i) SEK 208 per Share (the “U.S. Share Consideration”), paid in Swedish Krona, and (ii) SEK 416 per ADS, as applicable, paid in U.S. Dollars based on the U.S. Dollar (USD)/Swedish krona (SEK) exchange rate published by Sveriges Riksbank (Sweden’s central bank) on the business day before the date Buyer makes the U.S. Offer Consideration available to the ADS Tender Agent for settlement of the ADSs tendered in the U.S. Offer (the “ADS Consideration” and, together with the U.S. Share Consideration, “U.S. Offer Consideration”), in each case, without interest and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Acceptance Form for Shares or ADS Letter of Transmittal, as applicable, accompanying the Offer to Purchase. The U.S. Offer is being made in conjunction with an offer by Buyer in Sweden directed to holders of Shares, but not holders of ADSs (the “Swedish Offer,” and together with the U.S. Offer, the “Offers”). ADSs (whether or not held by U.S. Persons) may only be tendered in the U.S. Offer.

No fraction of a Share or ADS will be purchased from any holder and all payments to tendering holders of Shares and ADSs pursuant to the Offer to Purchase will be rounded to the nearest whole cent.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., NEW YORK TIME, ON AUGUST 30, 2024, UNLESS THE U.S. OFFER IS EXTENDED OR EARLIER TERMINATED.

Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your securities intermediary:

1.    The Offer to Purchase, dated as of July 18, 2024;

2.    A printed form of letter to clients for whose accounts you hold ADSs registered in your name or in the name of your securities intermediary, with space provided for obtaining such clients’ instructions with regard to the Offer; and

3.    A return envelope addressed to you.

Your attention is directed to the following:

1.    The Offer commenced on July 18, 2024 and will expire at 6:00 p.m., New York time, on August 30, 2024, unless the Offer Period is extended or earlier terminated.

2.    The Offer is open to all holders of ADSs, wherever located, and does not extend to Shares or ADSs that Buyer or their affiliates may, in the future, hold, or to Shares or ADSs held in treasury by Calliditas or its affiliates.

3.    The Offer is subject to the satisfaction or waiver of various conditions described in Section 16—“Conditions to the Offers” in the Offer to Purchase.

4.    Buyer will not pay any fees or commissions to any broker or dealer or to any other person (other than certain parties described Section 18—“Fees and Expenses” in the Offer to Purchase) in connection with the solicitation of tenders of Offer Securities pursuant to the Offers. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Buyer for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

5.    If required by U.S. federal income tax laws, Computershare Trust Company, N.A., Computershare Inc. (the “ADS Tender Agent”) generally will be required to backup withhold at the applicable backup withholding rate from any payments made to certain U.S. holders of ADSs pursuant to the Offer (see Section 5—“Material U.S. Federal Income Tax Considerations for U.S. Holders of Offer Securities—Information Reporting and Backup Withholding” in the Offer to Purchase).

6.    In order for a book-entry transfer of ADSs held through a broker or other securities intermediary to constitute a valid tender of ADSs in the U.S. Offer, the ADSs must be tendered by the holder’s securities intermediary before the Expiration Time. Further, before the Expiration Time, the ADS Tender Agent must receive (i) a confirmation of a book-entry transfer of the tendered ADSs into the ADS Tender Agent’s account at The Depositary Trust Company and (ii) a message transmitted by DTC which forms part of a book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agrees to be bound by, the terms of this Offer to Purchase and the ADS Letter of Transmittal, and that Buyer may enforce such agreement against such participant. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than the Expiration Time for receipt of instructions to tender ADSs.

7.    Under no circumstances will Buyer pay interest on the consideration paid for ADSs pursuant to the U.S. Offer, regardless of any delay in making such payment.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE APPROVAL FOR YOU, THE INFORMATION AGENT, THE ADS TENDER AGENT, THE ADS DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFERS OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Questions or requests for assistance or additional copies of the Offer to Purchase, Acceptance Form for Shares, ADS Letter of Transmittal and any other documents may be directed to the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

ADS holders, Shareholders, Banks and Brokers

Call Toll Free:

(866) 643-4514

Outside U.S. & Canada:

(781) 896-3845